Exhibit 99.2

CONTACT:	Bob Leahy	Anne Marie Clark
	VP Finance & Operations	Director Corporate Communications
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 433-9552

Brooktrout Announces

Third Quarter 2003 Results

NEEDHAM, Mass., October 16, 2003 — Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the third quarter of 2003 was $19,446,000 compared to $18,510,000 for the third quarter of 2002.  The company’s net income in the third quarter of 2003 was $917,000, or $0.07 per share, compared to a net loss of $482,000, or $0.04 per share, for the same period in 2002.  Net income in the third quarter of 2003 includes a one-time after tax gain of $309,000 in connection with the sale of an investment.

Revenue for the nine months ended September 30, 2003 was $52,370,000 compared to $55,730,000 for the same period in 2002.  The company’s net loss in the nine months ended September 30, 2003 was $1,448,000, or $0.12 per share, compared to a net loss of $3,802,000, or $0.31 per share, for the same period of 2002.

“We are pleased with the better than expected revenue Brooktrout has achieved for the third quarter, and we are delighted to report operating income for the first time in nine quarters,” said Eric Giler, president of Brooktrout, Inc. “We believe that our clear, consistent and focused strategy, which has helped us to navigate our business through these difficult times, is working and contributed to the positive results this quarter. We have worked hard to reduce expenses without foregoing our investment in research and development so as not to cut away at our future.”

Business Outlook

Giler continued with the following outlook for the fourth quarter of 2003, “We believe that fourth quarter revenue will be approximately $19.5 million to $21 million. Given our revenue guidance range, we would anticipate gross margins to be similar to those realized in the last two quarters.  However, gross margins can fluctuate as a result of shifts in product mix, changes in product sales volume and pricing as well as variability in component costs. We anticipate that total operating expenses for the fourth quarter will be between $12.5 million and $13 million, and we expect net income of approximately $500 thousand to $1 million.”

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Stock Repurchase Program

In a separate announcement today, Brooktrout announced that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of the company’s common stock from time to time on the open market or in privately negotiated transactions.  Under the program, shares may be repurchased over the next 12 months and in such amounts as market conditions warrant, and subject to regulatory and other considerations.

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, October 16, 2003, to discuss these quarterly results, along with business highlights and outlook.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

The webcast will be available on Brooktrout’s website until Thursday, October 23, 2003.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #420240, until midnight ET on Friday, October 17, 2003.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements that our clear, consistent and focused strategy is working and has helped navigate the business through these difficult times; statements implying that our future will be impacted by our current investments in research and development; and statements regarding our revenue, gross margin, operating expense and net income guidance for the fourth quarter of 2003.  Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements. In particular, there is a risk that our business will not be able to sustain the positive results/net income of this quarter or the current gross margins. Other risks and uncertainties include, among other things, the current telecommunications

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market slow down and its impact on our customers’ business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, and the impact of changes to regulations affecting the telecommunications and Internet industries. Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission on August 7, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™ — a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.  All other trademarks are the property of their respective owners.

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BROOKTROUT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenue	$19,446	$18,510	$52,370	$55,730

Costs and expenses:
Cost of product sold	6,680	8,223	19,280	25,753
Research and development	4,455	4,576	13,868	15,703
Selling, general and administrative	7,503	6,937	22,337	21,952
Total costs and expenses	18,638	19,736	55,485	63,408

Operating income (loss)	808	(1,226)	(3,115)	(7,678)

Other income (expense):
Gain on investment	499	—	499	—
Interest income, net and other	172	175	617	765
Income (loss) before income taxes	1,479	(1,051)	(1,999)	(6,913)

Income tax provision (benefit)	562	(422)	(551)	(2,884)

Income (loss) from continuing operations	917	(629)	(1,448)	(4,029)

Gain from discontinued operations, net of taxes (1)	—	147	—	227

Net income (loss)	$917	$(482)	$(1,448)	$(3,802)

Income (loss) from continuing operations per common share:
Basic	$0.07	$(0.05)	$(0.12)	$(0.33)
Diluted	0.07	(0.05)	(0.12)	(0.33)

Net income (loss) per common share:
Basic	$0.07	$(0.04)	$(0.12)	$(0.31)
Diluted	0.07	(0.04)	(0.12)	(0.31)

Weighted average shares outstanding:
Basic	12,325	12,244	12,298	12,220
Diluted	12,870	12,244	12,298	12,220

(1)  For the three months ended September 30, 2002, gain from discontinued operations is net of an income tax expense of $89.  For the nine months ended September 30, 2002, gain from discontinued operations is net of an income tax benefit of $696.

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BROOKTROUT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$49,872	$41,788
Accounts receivable (less allowance for doubtful accounts and sales returns of $1,203 in 2003 and $1,679 in 2002)	9,284	8,853
Inventory	4,492	6,797
Deferred taxes and other current assets	5,550	11,229
Total current assets	69,198	68,667

Equipment and furniture, less accumulated depreciation and amortization	2,463	3,404
Intangible assets, less accumulated amortization	6,263	7,412
Deferred taxes and other non current assets	10,343	10,852

Total assets	$88,267	$90,335

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities and deferred rent	$14,367	$15,237

Stockholders' equity	73,900	75,098

Total liabilities and stockholders' equity	$88,267	$90,335

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